Exhibit 8

AMENDED AND RESTATED

ARTICLES OF INCORPORATION
OF
OAKLEY, INC.

ARTICLE I

The name of the Corporation is Oakley, Inc. (the “Corporation”).

ARTICLE II

1.             The Corporation shall have authority to issue one thousand (1,000) shares of common stock, each having a par value of one penny ($.01) (the “Common Stock”).

2.             The shares of the Common Stock of this Corporation may be issued by the Corporation from time to time for such consideration as from time to time may be fixed by the Board of Directors of the Corporation; and all issued shares of the Common Stock of the Corporation shall be deemed fully paid and non-assessable.

ARTICLE III

The street address of the registered office of the Corporation in the State of Washington is 925 Fourth Avenue, Suite 2900, Seattle, Washington 98104-1158 and the name of the registered agent of the Corporation at such address is PTSGE Corp.

ARTICLE IV

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except for:

(a)           Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

(b)           Conduct violating RCW 23B.08.310 of the Washington Business Corporation Act, as amended from time to time (the “Act”) (which involves certain distributions by the Corporation);

(c)           Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended.  The provisions of this Article IV shall be deemed to be a contract with each director and officer of the Corporation who serves as such at any time while such provisions are in effect, and each director and officer entitled to the benefits hereof shall be deemed to be serving as such in reliance on the provisions of this Article IV.  Any repeal or modification of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

ARTICLE V

1.             The Corporation shall indemnify its directors and officers to the full extent permitted by applicable law.  The Corporation shall advance expenses for such persons pursuant to the terms set forth in the Bylaws, or in a separate directors’ resolution or contract.

2.             The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions.  It is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions, contracts or further indemnification and expense advancement arrangements implementing these provisions as may be permitted by law, including the purchase and maintenance of insurance.  Such Bylaws, resolutions, contracts or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

3.             No amendment or repeal of this Article V shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

ARTICLE VI

1.             The number of directors of the Corporation shall be specified in the Bylaws, and such number may from time to time be increased or decreased in such manner as may be prescribed in the Bylaws.

2.             Any director or the entire Board of Directors may be removed from office at any time, at a duly called meeting of shareholders, by the affirmative vote of shareholders which satisfied the requirements of Article IX applicable to amendment, modification, or repeal of these Articles.

3.             Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the directors then in office, though less than a quorum, by the sole remaining director or by action of the shareholders.  All directors elected to fill vacancies shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires and until his or her successor shall have been elected qualified.  No decrease in the number of directors constituting the Board of Directors shall shorten or eliminate the term of any incumbent director.

ARTICLE VII

1.             Any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting or a vote if either: (i) the action is taken by written consent of all shareholders entitled to vote on the action; or (ii) for so long as the Corporation is not a public company, the action is taken by written consent of shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted.

2.             To the extent that the Act requires prior notice of any such action to be given to nonconsenting or nonvoting shareholders, such notice shall be given at least one (1) day prior to the date on which the action becomes effective (or such longer period as required by law, in the case of a significant business transaction under RCW 23B.19.020(15)).  The form of notice shall be sufficient to apprise the nonconsenting or nonvoting shareholder of the nature of the action to be effected in a manner approved by the Board of Directors or by the committee or officers to whom the Board of Directors has delegated that responsibility.

3.             Unless these Articles of Incorporation provide for a greater voting requirement for any voting group of shareholders, the affirmative vote or written consent of a majority of all of the votes entitled to be cast by a voting group shall be sufficient, valid and effective to approve and authorize any acts of the Corporation that, under the Act, would otherwise require the approval of two-thirds (2/3) of all of the votes entitled to be cast, including, without limitation: (i) an amendment to these Articles of Incorporation; (ii) the merger of the Corporation into another corporation or the merger of one or more other corporations into the Corporation; (iii) the acquisition by another corporation of all of the outstanding shares of one or more classes or series of capital stock of the Corporation; (iv) the sale, lease, exchange or other disposition by the Corporation of all or substantially all of its property otherwise than in the usual and regular course of business; or (v) the dissolution of the Corporation.

4.             No class or series of shares shall be entitled to vote as a voting group on the matters set forth in subsections 1(a), (e) or (f) of RCW 23B.10.040, or any successor provisions thereto.  No class or series of shares shall be entitled to vote as a voting group on a merger or share exchange as otherwise provided for in RCW 23B.11.035, or any successor provision thereto.

5.             In furtherance and not in limitation of the powers conferred by the Act, the Board of Directors is expressly authorized to make, adopt, repeal, alter, amenda and rescind the Bylaws of the Corporation by a resolution adopted by a majority of the directors.  The shareholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation as set forth therein.

6.             Special meetings of the shareholders of the Corporation for any purpose may be called at any time by the Board of Directors or an authorized committee of the Board of Directors, or by written demand to the Corporation’s Secretary by shareholders representing at least ten percent (10%) of the shares entitled to vote on any issue proposed to be considered at such proposed special meeting.

7.             For purposes of these Articles, the following capitalized terms shall have the meaning set forth below.  “Subsidiary” means any Corporation or other entity of which a majority of the voting power of the capital shares entitled to vote generally in the election of Directors is owned, directly or indirectly, by the Corporation.  “Voting Shares” shall mean all Common Stock and any other shares entitled to vote for the election of directors as of the date on which a determination of the number of outstanding Voting Shares is being made under these Articles of Incorporation.